Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

WELLGISTICS HEALTH, INC.

WELLPEEK MERGER SUB 1, INC.,

WELLPEEK MERGER SUB 2, LLC,

PEEK HEALTHCARE TECHNOLOGIES, INC.

and

STOCKHOLDER REPRESENTATIVE

Dated as of April 8, 2025

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ii

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 8, 2025, is entered into by and among WELLGISTICS HEALTH, INC., a Delaware corporation (“Parent”), WellPeek Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub Corp”), WellPeek Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub LLC” and together with Merger Sub Corp, “Merger Subs”), PEEK HEALTHCARE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and MICHAEL NAVIN, an individual (solely in his capacity as representative, agent and attorney-in-fact of the Company Stockholders, the “Stockholder Representative”). Parent, the Merger Subs, the Company and Stockholder Representative are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, prior to the Effective Time, the Company will acquire all of the assets (the “Lumina Assets”) of each of Lumina Marketing, LLC, a Florida limited liability company (“Lumina Marketing”), and Lumina Therapeutics, LLC, a Delaware limited liability company (“Lumina Therapeutics” and, together with Lumina Marketing, the “Lumina Entities”), in exchange for newly issued shares of Class A Common Stock (the “Lumina Contribution Shares”) pursuant to a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement” and, such transaction, the “Pre-Closing Contribution”);

WHEREAS, Merger Sub Corp and Merger Sub LLC are each newly formed, wholly owned Subsidiaries of Parent that were organized solely for the purpose of effectuating the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Parties intend to enter into a transaction whereby (i) Merger Sub Corp will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent (the “Interim Surviving Company”), and (ii) immediately following the First Merger, the Interim Surviving Company shall be merged with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub LLC surviving the Second Merger as a direct wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that it is in the best interests of the Company and the Company Stockholders to enter into this Agreement providing for the Mergers, (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company, and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of Parent;

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WHEREAS, the board of directors of Merger Sub Corp (the “Merger Sub Corp Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are fair to and in the best interests of Merger Sub Corp and its sole stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the First Merger;

WHEREAS, the management board of Merger Sub LLC (the “Merger Sub LLC Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Second Merger, are fair to and in the best interests of Merger Sub LLC and its sole member and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger; and

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the First Merger and the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions; interpretation

Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceleration Trigger Event” has the meaning set forth in Section 2.16(f).

“Accounting Principles” means (a) the specific terms and definitions in this Agreement and the specific policies, terms and matters set forth on Schedule 1.01, (b) to the extent not inconsistent with the foregoing clause (a), the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies of the Company that were used in the preparation of the Financial Statements for the year ended December 31, 2024, and (c) to the extent not addressed in the foregoing clauses (a) or (b), GAAP in effect as of the Closing Date.

“Actual Merger Consideration” means the sum of (a) the Guaranteed Stock Consideration, plus (b) the Earn-Out Shares, plus (c) Closing Cash Consideration, plus (d) the Note Consideration, minus (f) the value, determined based on the Signing Stock Price, of any Parent Shares forfeited pursuant to a Forfeiture.

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“Actual Stock Consideration Value” means, at the time of such determination, an amount equal to the product of (a) the aggregate number of Parent Shares then held by Company Stockholders, multiplied by (b) the Signing Stock Price.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means (a) the Lock-Up Letters, (b) the Note, (c) the Letters of Transmittal, (d) the Written Consent, (e) the Employment Agreement, (f) the Restrictive Covenant Agreement and (g) each other agreement, instrument or document entered into or required to be delivered in connection with the transactions contemplated hereby and thereby.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Annual Revenue” means the revenue achieved by the Surviving Company, as reasonably determined by the Parent Board, during the applicable Earn-Out Year.

“BTT” has the meaning set forth in Section 10.12.

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.08(a).

“Cap” has the meaning set forth in Section 8.04(a).

“Cash” means cash and cash equivalents calculated in accordance with the Accounting Principles.

“Cash Consideration” has the meaning set forth in the definition of “Closing Cash Consideration.”

“Change of Control” means any transaction or series of transactions (whether by merger, consolidation, reorganization, combination, sale or transfer of Parent’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) pursuant to which any Person (or group of related Persons in the aggregate), directly or indirectly, acquires: (a) beneficial ownership of (i) more than fifty percent (50%) of the total voting stock power of Parent or (ii) the voting power to elect members of the Parent Board who, in the aggregate, control a majority of the votes of the Parent Board, or (b) all or substantially all of the assets of Parent.

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“Charter Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class A Shares” means, collectively, the shares of Class A Common Stock.

“Class A Stockholder” means the holder of Class A Shares.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class B Shares” means, collectively, the shares of Class B Common Stock.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Consideration” means an amount equal to the sum of (a) $2,000,000 in Cash (the “Cash Consideration”), minus (b) the amount of Closing Indebtedness, minus (c) the amount of any unpaid Transaction Expenses, plus (d) the amount by which the Estimated Working Capital exceeds the Target Working Capital, or minus (e) the amount by which the Target Working Capital exceeds the Estimated Working Capital.

“Closing Certificate” means a certificate executed an authorized officer of the Company certifying on behalf of the Company, as of the Closing Date (a) an itemized list of all outstanding Closing Indebtedness and the Person to whom such outstanding Closing Indebtedness is owed and an aggregate total of such outstanding Closing Indebtedness, (b) the amount of Transaction Expenses remaining unpaid as of the Closing (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed), (c) the Estimated Working Capital Statement prepared in all material respects in accordance with the Accounting Principles, and (d) the Consideration Spreadsheet.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness” means, subject to the limitations set forth in the definition of “Indebtedness,” the aggregate amount of any Indebtedness of the Company as of the Closing (other than, and without duplication of, Payoff Indebtedness and amounts included in Current Liabilities that are taken into account in the calculation of the Closing Working Capital).

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“Closing Merger Consideration” means the sum of (a) the Guaranteed Stock Consideration, plus (b) the Earn-Out Shares, plus (c) Closing Cash Consideration, plus (d) the Note Consideration.

“Closing Working Capital” means the (a) Current Assets of the Company minus (b) the Current Liabilities of the Company, as of immediately prior to the Effective Time, as determined in good faith by the Company consistent with past practice.

“Closing Working Capital Statement” has the meaning set forth in Section 2.14(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.04(b).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent no later than ten (10) Business Days following the date of this Agreement.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company Entity” means, collectively, the Company and each Lumina Entity.

“Company Equity Award” means a Company Stock Option or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

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“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by any Company Entity.

“Company-Owned IP” means all Intellectual Property owned by the Company Entities.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Contribution and Exchange Agreement” has the meaning set forth in the Recitals.

“Current Assets” means, on a consolidated basis, accounts receivable, inventory, prepaid expenses and other current assets of the Company, but excluding (a) cash (including restricted cash), (b) the portion of any prepaid expense of which the Company will not receive the benefit following the Closing, (c) Tax assets and deferred Tax assets, (d) the current portion of any intercompany receivables, and (e) the current portion of any lease assets and rights of use, each determined in accordance with the Accounting Principles..

“Current Liabilities” means, on a consolidated basis, accounts payable, accrued expenses (excluding accrued expenses in the Ordinary Course of Business) and other current liabilities of the Company, but excluding (a) Tax liabilities and deferred Tax liabilities, (b) the current portion of any lease liabilities, (c) the current portion of any intercompany payables, (d) Transaction Expenses, and (e) the current portion of any other Indebtedness of the Company, each determined in accordance with the Accounting Principles.

“Deductible” has the meaning set forth in Section 8.04(a).

“DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.14(d)(i).

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“Dissenting Shares” has the meaning set forth in Section 2.09.

“Dissenting Shareholder” has the meaning set forth in Section 2.09.

“DLLCA” has the meaning set forth in the Recitals.

“D&O Indemnified Party” has the meaning set forth in Section 5.08(a).

“Earn-Out Percentage” means, for the applicable Earn-Out Year, a fraction, expressed as a percentage, (a) the numerator of which is the Annual Revenue achieved by the Surviving Company during such Earn-Out Year, and (b) the denominator of which is the Target Revenue Amount minus the aggregate Annual Revenue achieved by the Surviving Company during any previous Earn-Out Years.

“Earn-Out Period” means the period commencing at the Effective Time and ending on the earlier of (a) the date on which the Surviving Company achieves the Target Revenue Amount and (b) December 31, 2027.

“Earn-Out Shares” means 1,270,163 Parent Shares, as set forth in the Consideration Spreadsheet, which Parent Shares shall be subject to Release and Forfeiture under Section 2.16.

“Earn-Out Statement” shall have the meaning set forth in Section 2.16(b).

“Earn-Out Year” means (a) for calendar year 2025, the period commencing at the Closing Date and ending on December 31, 2025, and (b) for calendar years 2026 and 2027, the calendar years ended December 31, 2026 and December 31, 2027, respectively, unless the Earnout Period is earlier terminated.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Employment Agreement” has the meaning set forth in Section 2.03(a)(vii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, assignment, option, preemptive purchase right, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital” has the meaning set forth in Section 2.14(a)

“Effective Time” has the meaning set forth in Section 2.04(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.14(a).

“Exchange Act” has the meaning set forth in Section 4.03(c).

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Final Working Capital” has the meaning set forth in Section 2.14(b).

“First Certificate of Merger” has the meaning set forth in Section 2.04(a).

“First Merger” has the meaning set forth in the Recitals.

“Forfeiture” has the meaning set forth in Section 2.16(e).

“Former Shareholders” has the meaning set forth in Section 10.12.

“GAAP” means the generally accepted accounting standards in the United States.

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Guaranteed Stock Consideration” means 507,615 Parent Shares, representing $2,000,000 of Parent Shares at the Signing Stock Price, as set forth in the Consideration Spreadsheet, which Parent Shares will not be subject to Release or Forfeiture under Section 2.16.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 4.03(c).

“Indebtedness” means, without duplication for any obligations which are already reflected in the Transaction Expenses or Current Liabilities, with respect to any Person (without duplication), (a) all obligations of such Person for borrowed money, including without limitation all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (d) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (e) except for purposes of the determination of Closing Indebtedness or Closing Merger Consideration and Section 9.02(g), all capitalized lease obligations of such Person, and any obligations under leases that would be required to be capitalized under GAAP, (f) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent drawn), (g) except as included in the Assumed Indebtedness, all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, (h) any off balance sheet financing (but excluding all leases that would be recorded under GAAP as operating leases), (i) any earnout or other such similar contingent payment liabilities (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent no longer contingent or to the extent then due and payable), (j) any liabilities or obligations to current or former holders of equity securities in respect of dividends or other distributions, and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person (but, for purposes of the determination of Closing Indebtedness or Closing Merger Consideration, only to the extent any such guarantee has been drawn or funded).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.14(d)(i).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

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“Intended Tax Treatment” has the meaning set forth in Section 6.02.

“Interim Surviving Company” has the meaning set forth in Section 2.01.

“Interim Surviving Company Common Stock” has the meaning set forth in Section 2.08(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of Michael Navin after reasonable inquiry, and (b) with respect to Parent, the actual knowledge of each of Brian Norton and Tony Madsen, in each case, after reasonable inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or similar legal proceedings conducted or heard by or before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Letter of Transmittal” has the meaning set forth in Section 2.10(c).

“Liability” means any liability, indebtedness, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Lock-Up Letter” has the meaning set forth in Section 2.03(a)(xiii).

“Lumina Assets” has the meaning set forth in the Recitals.

“Lumina Contribution Shares” has the meaning set forth in the Recitals.

“Lumina Entities” has the meaning set forth in the Recitals.

“Lumina Marketing” has the meaning set forth in the Recitals.

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“Lumina Therapeutics” has the meaning set forth in the Recitals.

“Major Clients” has the meaning set forth in Section 3.15.

“Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, financial condition, Liabilities or assets of the Company, taken as a whole, or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of (whether by prevention or material delay) the Merger and the other transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules, including GAAP; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by the Company to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contract” has the meaning set forth in Section 3.14(a).

“Mergers” has the meaning set forth in the Recitals.

“Merger Sub Corp” has the meaning set forth in the Preamble.

“Merger Sub LLC” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Merger Sub Corp Board” has the meaning set forth in the Recitals.

“Merger Sub LLC Board” has the meaning set forth in the Recitals.

“Minimum Stock Consideration Value” means an amount equal to $5,333,334.

“Nasdaq” has the meaning set forth in Section 2.08(e).

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“Note” means that certain Unsecured Promissory Note, in a form mutually agreed upon by the Parties, dated as of the Closing Date, by and between Parent, as Maker (as defined therein) and Stockholder Representative (on behalf of the Class A Stockholder, as Holder (as defined therein), for the principal sum of $6,000,000 (the “Note Consideration”), which Note shall have a three (3)-year maturity bearing interest at the rate of 4.5%, compounding annually.

“Note Adjustment” has the meaning set forth in Section 2.18.

“Note Consideration” has the meaning set forth in the definition of “Note.”

“Order” has the meaning set forth in Section 3.09.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(c).

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Subs to the Company no later than ten (10) Business Days following the date of this Agreement.

“Parent Equity Award” means any equity award issued pursuant to the Parent Stock Plan.

“Parent Material Adverse Effect” means any effect, event, development, occurrence, fact, condition or change that has a material adverse effect, individually or in the aggregate, (a) on the business, results of operations, financial condition, Liabilities or assets of Parent or its Affiliates, taken as a whole, or (b) on the ability of Parent or Merger Subs to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of (whether by prevention or material delay) the Mergers and the other transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any effect, event, development, occurrence, fact, condition or change, directly arising out of or attributable to: (a) changes in general business, economic or political conditions; (b) changes in conditions generally affecting the industries in which Parent or its Affiliates operate; (c) any changes in financial or securities markets in general; (d) any national or international political, regulatory or social conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, pandemics, epidemics or states of emergency, whether declared or undeclared; (e) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (f) any changes in applicable Laws or accounting rules; (g) any action required or permitted by this Agreement; (h) the public announcement or pendency of the transactions contemplated by this Agreement; or (i) any failure (in and of itself) by Parent or its Affiliates to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan (provided, that any effect, event, development, occurrence, fact, condition or change giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect)); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or its Affiliates compared to other participants in the industries in which Parent or its Affiliates conduct their businesses.

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“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

“Parent Securities” has the meaning set forth in Section 4.02(b)(ii).

“Parent Shares” means shares of Parent Common Stock.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under the Parent Stock Plan.

“Parent Stock Plan” means the Wellgistics Health, Inc. Amended and Restated 2023 Equity Incentive Plan, as may be amended from time to time.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Party” has the meaning set forth in the Preamble.

“Payoff Indebtedness” means all Closing Indebtedness set forth or described in the Closing Certificate.

“Payoff Letters” mean payoff letters from all holders of any Payoff Indebtedness, in form and substance reasonably acceptable to Parent.

“PBGC” has the meaning set forth in Section 3.11(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

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“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Contribution” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Share” means, with respect to any Company Stockholder, a fraction, expressed as a percentage, (a) the numerator of which is the number of Shares held by such Company Stockholder as of immediately prior to the Effective Time and (b) the denominator of which is the total number of Shares outstanding as of immediately prior to the Effective Time.

“Released” has the meaning set forth in Section 2.16(d).

“Released Shares” has the meaning set forth in Section 2.16(d).

“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, agents, employees, and counsel, as applicable.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Resolution Period” has the meaning set forth in Section 2.14(c)(ii).

“Restrictive Covenant Agreement” means a Restrictive Covenant Agreement, dated as of the Closing Date, by and between Parent, the Company, the Lumina Entities and Michael Navin, in his individual capacity.

“Review Period” has the meaning set forth in Section 2.14(c)(i).

“Sarbanes-Oxley Act” the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.

“SEC” has the meaning set forth in Section 4.03(c).

“Second Certificate of Merger” has the meaning set forth in Section 2.04(a).

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“Second Effective Time” has the meaning set forth in Section 2.04(a).

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in Section 4.03(c).

“Set-Off Claim” has the meaning set forth in Section 8.06.

“Shares” means, collectively, the shares of Company Common Stock.

“Signing Stock Price” means $3.94 per share, representing the closing market price of each share of Parent Common Stock as listed on Nasdaq on the trading day preceding the date hereof.

“Specified Pro Rata Share” means, with respect to a Specified Shareholder, a fraction, expressed as a percentage, (a) the numerator of which is the number of Specified Shares held by such Specified Shareholder as of immediately prior to the Effective Time, and (b) the denominator of which is the total number of Specified Shares outstanding as of immediately prior to the Effective Time.

“Specified Shareholders” means, collectively, the holders of Specified Shares.

“Specified Shares” means, collectively, (a) the Class A Shares other than the Lumina Consideration Shares and (b) the Class B Shares.

“Statement of Objections” has the meaning set forth in Section 2.14(c)(ii).

“Stock Consideration” means, collectively, the Guaranteed Stock Consideration and the Earn-Out Shares.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Representative” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Target Revenue Amount” means, for the Earn-Out Period, aggregate Annual Revenue for all Earn-Out Years equal to $8,800,000.

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“Target Working Capital Amount” means an amount equal to $150,000.

“Taxes” means all federal, state, local, provincial or foreign taxes that are imposed, assessed or collected by a Governmental Entity including, any income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other taxes of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means, with respect to any Person, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to the Mergers and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Working Capital Deficit” has the meaning set forth in Section 2.14(e)(i).

“Working Capital Surplus” has the meaning set forth in Section 2.14(e)(ii).

Section 1.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean, “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Subs shall mean posted to the electronic data room established in respect to the Mergers.

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(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
The Mergers

Section 2.01 The Mergers.

(a) First Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub Corp will merge with and into the Company and (ii) the separate corporate existence of Merger Sub Corp will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the First Merger and will be, immediately following the First Merger, a wholly owned direct Subsidiary of Parent (sometimes referred to herein as the “Interim Surviving Company”).

(b) Second Merger. As part of a single integrated plan, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Second Effective Time, (i) the Interim Surviving Company shall be merged with and into Merger Sub LLC and (ii) the separate corporate existence of the Interim Surviving Company shall cease and Merger Sub LLC will continue its limited liability company existence under the DLLCA as the surviving company in the Second Merger and will be, immediately following the Second Merger, a wholly owned direct Subsidiary of Parent (the “Surviving Company”).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern time on the date to be specified by the Parties, but no later than the second Business Day after the conditions to Closing set forth in ARTICLE VII have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted hereunder) waiver of all such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing. The date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03 Closing Deliverables.

(a) Company Deliverables. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02 have been satisfied;

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(ii) the Consideration Spreadsheet contemplated in Section 2.15;

(iii) the First Certificate of Merger, duly executed by the Company;

(iv) the Note, duly executed by Stockholder Representative on behalf of the Class A Stockholders;

(v) the Restrictive Covenant Agreement, duly executed by the Company, the Lumina Entities and Michael Navin, in his individual capacity;

(vi) resignations of the directors and officers of the Company, effective as of the Closing Date;

(vii) an Employment Agreement (the “Employment Agreement”), dated as of the Closing Date, duly executed by Michael Navin, in his individual capacity;

(viii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company certifying: (A) that attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Company Stockholders approving the Mergers and adopting this Agreement; and (B) that such resolutions are in full force and effect and are all the resolutions of the Company Board or Company Stockholders, as applicable, adopted in connection with the transactions contemplated hereby and thereby;

(ix) a good standing certificate (or its equivalent) for the Company from the Secretary of State of the State of Delaware and from the secretary of state or similar Governmental Authority of each jurisdiction in which each of the Company is qualified to do business, in each case, dated not more than thirty (30) days prior to the Closing;

(x) a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(xi) at least three (3) Business Days prior to the Closing, (i) the Closing Certificate certified by an authorized officer of the Company and (ii) the Payoff Letters, duly executed by the lender or similar party in each case thereof;

(xii) a certificate, duly executed by an authorized signatory of the Company, issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), including the required notice to the U.S. Internal Revenue Service, stating that an interest in the Company is not a “United States real property interest” within the meaning of Section 897(c) of the Code (provided that Parent’s sole recourse for the Company’s failure to deliver such certificate and notice shall be Parent’s right to withhold and deduct Taxes pursuant to Section 2.15);

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(xiii) a Lock-Up Letter executed by each Company Stockholder in a form mutually agreed upon by the Parties (a “Lock-Up Letter”) (other than any Dissenting Shareholder);

(xiv) a Letter of Transmittal, duly executed by each Company Stockholder (other than any Dissenting Shareholder);

(xv) the Contribution and Exchange Agreement, duly executed by the Lumina Entities and the Company;

(xvi) the Consents contemplated by Section 3.03(c) (unless Parent waives delivery thereof) and the Written Consent, in each case, on terms and conditions satisfactory to Parent;

(xvii) a stock power, with no quantity of shares or amount consideration specified, duly executed by each Company Stockholder;

(xviii) evidence reasonably satisfactory to Parent that the Pre-Closing Contribution has been consummated among the Company Entities; and

(xix) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Parent, Merger Sub Corp and Merger Sub LLC Deliverables. At the Closing, Merger Sub Corp, Merger Sub LLC or Parent, as applicable, shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) to the Exchange Agent, the Stock Consideration payable pursuant to Section 2.08 in exchange for the Shares;

(ii) the Note, duly executed by Parent;

(iii) to the applicable third parties as set forth on the Closing Certificate and agreed upon by Parent, payment by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses, in each case as set forth on the Closing Certificate, with payment of remaining Transaction Expenses due and payable no later than thirty (30) days following the Closing Date;

(iv) the Employment Agreement, duly executed by Parent;

(v) the Restrictive Covenant Agreement, duly executed by Parent;

(vi) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and each Merger Sub, that each of the conditions set forth in Section 7.03 have been satisfied;

(vii) the First Certificate of Merger, duly executed by Merger Sub Corp;

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(viii) the Second Certificate of Merger, duly executed by the Interim Surviving Company and Merger Sub LLC;

(ix) a certificate of the Secretary of Parent and each Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the Parent Board, the Merger Sub Corp Board, the Merger Sub LLC Board, the Parent Stockholders, the Merger Sub Sole Stockholder and the Merger Sub Sole Member, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of the applicable governing body adopted in connection with the transactions contemplated hereby and thereby;

(x) to Nasdaq, all applicable listing forms and other documents that may be required to list the Parent Shares to be issued hereunder; and

(xi) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Effective Time and Second Effective Time.

(a) Effective Time. Subject to the provisions of this Agreement, at the Effective Time, the Company and Merger Sub Corp will cause a certificate of merger (the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger will become effective at such time as the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Certificate of Merger in accordance with the DGCL (the effective time of the First Merger being hereinafter referred to as the “Effective Time”).

(b) Second Effective Time. Immediately following the Effective Time on the Closing Date, the Interim Surviving Company and Merger Sub LLC will cause a certificate of merger (the “Second Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA. The Second Merger will become effective at such time as the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Certificate of Merger in accordance with the DGCL and the DLLCA (the effective time of the Second Merger being hereinafter referred to as the “Second Effective Time”).

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Section 2.05 Effects of the Mergers.

(a) First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub Corp shall vest in the Interim Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub Corp shall become the debts, liabilities, obligations, restrictions, and duties of the Interim Surviving Company.

(b) Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Interim Surviving Company and Merger Sub LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Interim Surviving Company and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 2.06 Organizational Documents.

(a) First Merger. At the Effective Time, by virtue of the First Merger, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation and bylaws of the Interim Surviving Company, until thereafter supplemented or amended in accordance with their respective terms and as provided by the DGCL.

(b) Second Merger. At the Second Effective Time, by virtue of the Second Merger, the certificate of formation and operating agreement of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall continue to be the certificate of formation and operating agreement of the Surviving Company, until thereafter supplemented or amended in accordance with their respective terms and as provided by the DLLCA.

Section 2.07 Directors and Officers.

(a) First Merger. The board of directors and officers of the Company, in each case, as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Interim Surviving Company.

(b) Second Merger. The management board and officers of Merger Sub LLC, in each case, as in effect immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the management board and officers of the Surviving Company.

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Section 2.08 Effect of the Merger on Capital Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or their respective shareholders or members, the following shall occur:

(a) Cancellation of Certain Shares. Each Share that is owned by the Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and shall cease to exist and no consideration will be paid or payable with respect thereto.

(b) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive a portion of the Closing Merger Consideration (as set forth on Consideration Spreadsheet) as follows:

(i) with respect to the Lumina Contribution Shares, (A) the Closing Cash Consideration and (B) the Note Consideration, subject to a Note Adjustment in accordance with Section 2.18; and

(ii) with respect to each Specified Share, its Specified Pro Rata Share of (A) the Guaranteed Stock Consideration and (B) the Earn-Out Shares, subject to Release and Forfeiture in accordance with Section 2.16.

(c) Cancellation of Shares. At the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and retired and will cease to exist, and (other than holders of Cancelled Shares), each Company Stockholder will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive (i) the Closing Merger Consideration in accordance with Section 2.08(b), (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.08(e), and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such Shares in accordance with Section 2.10(h).

(d) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the First Merger. Any fractional shares that would otherwise be issued will be aggregated on a holder-by-holder basis and then rounded down to the nearest whole share of Parent Common Stock and the value of any such fractional shares will be paid in cash to the applicable holder on the basis of the Closing Per Share Amount.

(e) Conversion of Merger Sub Corp Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or any shareholder or member thereof, each share of common stock of Merger Sub Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Interim Surviving Company (collectively, the “Interim Surviving Company Common Stock”) and shall constitute the only outstanding shares of capital stock of the Interim Surviving Company.

(f) Conversion of Interim Surviving Company Common Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parties or any shareholder or member thereof, each share of Interim Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable unit of the Surviving Company and shall constitute the only outstanding membership interests of the Surviving Company.

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Section 2.09 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a Company Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Company Stockholder (a “Dissenting Stockholder”) fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Closing Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Dissenting Stockholder fails to perfect, waives, withdraws, or loses such Dissenting Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Closing Merger Consideration in accordance with Section 2.08(b), without interest thereon, upon transfer of such Share. The Company shall promptly notify Parent in writing of any demands received by the Company for appraisal of Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.10 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Mergers.

(b) Exchange Fund. Prior to the Effective Time, Parent shall deposit with the Exchange Agent any cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.08(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the Company Stockholders may be entitled pursuant to Section 2.10(h), with both a record and payment date after the Effective Time and prior to the surrender of the Shares in exchange for such Parent Shares. Such cash and Parent Shares, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.10(b), are referred to collectively in this Agreement as the “Exchange Fund.”

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(c) Procedures for Surrender. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each Company Stockholder whose Shares were converted into the right to receive the Closing Merger Consideration pursuant to Section 2.08(b), a letter of transmittal in a form mutually agreed upon by the Parties (a “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper transfer of the Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify) for use in such exchange. Each Company Stockholder whose Shares have been converted into the right to receive the Closing Merger Consideration shall be entitled to receive (i) the Closing Merger Consideration into which such Shares have been converted pursuant to Section 2.08(b) in respect of such Shares, (ii) any cash in lieu of fractional shares which the Company Stockholder has the right to receive pursuant to Section 2.08(e), and (iii) any dividends or other distributions pursuant to Section 2.10(h), in each case upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent.

(d) No Interest. No interest shall be paid or accrued upon the surrender or transfer of any Share. Upon payment of the Closing Merger Consideration pursuant to the provisions of Section 2.10(c) each Share so transferred shall immediately be cancelled.

(e) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the Company Stockholders. Any income from investment of the Exchange Fund will be payable to Parent on demand.

(f) Full Satisfaction. All Closing Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Interim Surviving Company or similar records of the Surviving Company. If, after the Effective Time, Shares are presented to the Parent, Interim Surviving Company or Surviving Company, they shall be cancelled and exchanged as provided in this Section 2.10(f).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such Company Stockholder who has not exchanged Shares for the Closing Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Closing Merger Consideration without any interest.

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(h) Distributions with Respect to Unsurrendered Shares. All Parent Shares to be issued pursuant to the First Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Shares until such Share is surrendered for exchange in accordance with this Section 2.10. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Shares in accordance with this Section 2.10, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.11 Adjustments.Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the end of the Earn-Out Period, any change in the outstanding shares of the Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Closing Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided, that this sentence shall not be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.12 Withholding Rights. Each of the Parties shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such Taxes as may be required to be deducted and withheld with respect to the making of such payment under any provision of Law; provided, however, that prior to making any such deduction or withholding for Taxes, the applicable withholding agent shall use commercially reasonable efforts to (and if the Exchange Agent, Parent will cause the Exchange Agent to) (a) notify the Person in respect of whom such deduction or withholding would be made and (b) cooperate with such Person to reduce or eliminate such deduction or withholding. To the extent that Taxes are so deducted and withheld, such Taxes shall be timely remitted to the relevant Governmental Entity by the withholding Party and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.13 Effect of the Second Merger on Capital Stock. At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Subs, or the Company: (i) each share of Interim Surviving Company Common Stock issued and outstanding immediately prior to the Second Effective Time shall be cancelled and cease to exist and no consideration shall be delivered in exchange therefor; and (ii) each limited liability company interest in Merger Sub LLC issued and outstanding immediately prior to the Second Effective Time shall be unaffected and remain outstanding as an identical company interest in the Surviving Company.

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Section 2.14 Working Capital Adjustment.

(a) Estimated Working Capital Statement. At least three (3) Business Days prior to the Closing, the Company shall have prepared and delivered to Parent a statement (such statement, the “Estimated Working Capital Statement”), setting forth the Company’s good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), along with an estimated balance sheet of the Company as of the Closing Date, prepared in all material respects in accordance with the Accounting Principles.

(b) Post-Closing Adjustment. Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement (the “Closing Working Capital Statement”) setting forth Parent’s good faith calculation of the Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date, prepared in all material respects in accordance with the Accounting Principles. The amount of Closing Working Capital, as agreed to by Parent and Stockholder under Section 2.14(c) or as finally determined by the Independent Accountant under Section 2.14(d) is referred to herein as the “Final Working Capital”.

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Stockholder Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period and during the resolution of any dispute pursuant to this Section 2.14(b), Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent, Surviving Company and/or their accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Company.

(ii) On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

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(d) Resolution of Disputes; Independent Accountant.

(i) Appointment of Independent Accountant. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to resolution to the office of a nationally or regionally recognized firm of independent certified public accountants appointed by Parent and Stockholder Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement. The Parties agree that all adjustments of Disputed Amounts shall be made without regard to materiality. The Independent Accountant shall only decide the specific calculations, items or amounts under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such calculation, item or amount in the Closing Working Capital Statement and the Statement of Objections, respectively.

(ii) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Stockholder Representative (on behalf of the Company Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholders or Parent, respectively, bears to the aggregate amount actually contested by Stockholder Representative and Parent.

(iii) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable, and in any event, within thirty (30) days (or such longer period as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amount and its adjustments to the Closing Working Capital Statement, absent Fraud by any such Person or manifest mathematical error by the Independent Accountant, shall be conclusive and binding upon the Parties.

(e) Payment of the Post-Closing Adjustment.

(i) If the Estimated Working Capital is greater than the Final Working Capital (the amount of such deficit, a “Working Capital Deficit”), Stockholder Representative, on behalf of the Class A Stockholders, shall pay to Parent an amount equal to the Working Capital Deficit by wire transfer of immediately available funds to an account designated by Parent within ten (10) Business Days of a final determination pursuant to this Section 2.14.

(ii) If the Estimated Working Capital is less than the Final Working Capital (the amount of such surplus, a “Working Capital Surplus”), Parent shall pay to Stockholder Representative, on behalf of the Class A Stockholder, an amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account designated by Stockholder Representative within ten (10) Business Days of a final determination pursuant to this Section 2.14.

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(f) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.14 shall be treated as an adjustment to the Actual Merger Consideration by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.15 Consideration Spreadsheet.

(a) Prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i) the names and addresses of all Company Stockholders and the number and class of Shares held by such Persons;

(ii) for each Specified Shareholder, such Specified Shareholder’s Specified Pro Rata Share of (A) the Guaranteed Stock Consideration and (B) the Earn-Out Shares; and

(iii) for the holder of Lumina Contribution Shares, the amount of (A) the Closing Cash Consideration and (B) the Note Consideration.

(b) Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments or issuing consideration under ARTICLE II and Parent and Merger Sub and, following Closing, the Surviving Company shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

(c) The Parties acknowledge and agree that the Company prepared the Consideration Spreadsheet in accordance with Section 2.18 and that the Consideration Spreadsheet reflects any adjustments to the Earn-Out Shares necessary to ensure that the Actual Stock Consideration Value is equal to or greater than the Minimum Stock Consideration Value.

Section 2.16 Earn-Out; Forfeiture.

(a) Earn-Out Shares. The Earn-Out Shares shall be subject to Forfeiture for no consideration based on the Surviving Company’s ability to achieve the Target Revenue Amount during the Earn-Out Period in accordance with the provisions of this Section 2.16 until such Earn-Out Shares are Released in accordance with Section 2.16(d) or Section 2.16(e).

(b) Earn-Out Statement. No later than sixty (60) days after the audited financial statements of Parent for each Earn-Out Year are completed, Parent shall deliver to Stockholder Representative a statement (the “Earn-Out Statement”), which Earn-Out Statement shall include Parent’s good faith calculation (in each case, for such Earn-Out Year) of the Earn-Out Percentage, the Annual Revenue, and the components thereof, in reasonable detail and together with reasonable backup for such calculations made therein. The Earn-Out Statement shall be prepared by Parent in all material respects in accordance with the Accounting Principles and other books and records of Surviving Company.

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(c) Objections to Earn-Out Statement. Stockholder Representative may object to the Earn-Out Statement by delivering to Parent a written statement setting forth Stockholder Representative’s objections in reasonable detail, indicating each disputed calculation, item or amount and the basis for Stockholder Representative’s disagreement therewith, within thirty (30) days of receipt thereof from Parent. If Stockholder Representative fails to deliver such written statement within such time period, then the Earn-Out Statement (and the calculations, items and amounts contained therein) shall be deemed to have been accepted by the Company Stockholders and Stockholder Representative and shall be final and binding on the Parties. If Stockholder Representative delivers a written statement of objections to Parent within such thirty (30)-day timeframe, then Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of Stockholder Representative’s written statement of objections, and, if the same are so resolved within such period, the Earn-Out Statement (and the calculations, items and amounts contained therein) with such changes as may have been agreed in writing by Parent and Stockholder Representative, shall be final and binding. In the event Parent and Stockholder Representative are unable to agree within thirty (30) days after Stockholder Representative’s delivery of such written statement of objections (or such longer period as Stockholder Representative and Parent shall mutually agree), Parent and Stockholder Representative shall engage the Independent Accountant to resolve the dispute in accordance with the guidelines and principles set forth in this Agreement and to make any adjustments to the Earn-Out Statement. In resolving any dispute with respect to the Earn-Out Statement, the Independent Accountant (i) may not assign a value to any calculation, item or amount greater than the highest value claimed for such calculation, item or amount or less than the lowest value for such calculation, item or amount claimed by either Parent or Stockholder Representative and (ii) shall restrict its decision to such calculations, items and amounts included in the objection(s) which are then in dispute. The fees and expenses of the Independent Accountant shall be paid by the Company Stockholders, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Company Stockholders or Parent, respectively, bears to the aggregate amount actually contested by Stockholder Representative and Parent.

(d) Incremental Release. Following the final determination of the Earn-Out Percentage for each Earn-Out Year in accordance with Section 2.16(c), without further action from Parent or any holder of Earn-Out Shares, except as may be required by Parent’s transfer agent, a number of Earn-Out Shares (the “Released Shares”) equal to the product of (i) the number of Earn-Out Shares that have not been Released as of the end of such Earn-Out Year, multiplied by (ii) the Earn-Out Percentage for such Earn-Out Year, shall fully vest and no longer be subject to forfeiture under this Section 2.16 (“Release”). With respect to each holder of Earn-Out Shares, such Released Shares will be Released in an amount equal to (i) the number of Released Shares for such Earn-Out Year, multiplied by (ii) such holder’s Specified Pro Rata Share.

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(e) Final Earn-Out Determination. Upon determination of the Earn-Out Percentage for the Final Earn-Out Year, if the aggregate Annual Revenue for the Earn-Out Period is not equal to or greater than the Target Revenue Amount, within ten (10) Business Days of such determination, each holder of Earn-Out Shares shall transfer to Parent the number of Earn-Out Shares (based on the Signing Stock Price), rounded up to the nearest whole share, equal to such holder’s Specified Pro Rata Share of the Earn-Out Shares (such transfer, a “Forfeiture”).

(f) Acceleration of Earn-Out. Notwithstanding anything to the contrary in this Agreement, if, prior to the termination of the Earn-Out Period, (a) Michael Navin’s employment with Parent is terminated (i) by Parent without Cause (as defined in the Employment Agreement) or (ii) by Michael Navin for Good Reason (as defined in the Employment Agreement), or (b) the Parent enters into a Change of Control (clauses (a) and (b), an “Acceleration Trigger Event”), then, automatically and without any action on the part of Parent or holder of Parent Shares, all Earn-Out Shares that have not been Released as of the date of such Acceleration Trigger Event shall be Released.

Section 2.17 Earn-Out Protective Covenants.

(a) During the Earn-Out Period, Parent and its Affiliates will act in good faith and with fair dealing so as to provide the Company Stockholders (and the Surviving Company) with a reasonable opportunity to maximize the Annual Revenue of the Surviving Company and to avoid the forfeiture of Parent Shares as contemplated by Section 2.16(e), and will not take any action with respect to the businesses of the Surviving Company the primary purpose and intent of which is to minimize the Annual Revenue during any Earn-Out Year or to cause a forfeiture of Parent Shares on the part of Stockholders as contemplated by Section 2.16(e). Without limiting the foregoing, during the Earn-Out Period, Parent shall, and shall cause the Surviving Company to:

(i) in order to permit the accurate preparation of the Earn-Out Statement, maintain books and records of the Surviving Company sufficiently to allow for the foregoing calculations as if the Surviving Company were an independent business unit;

(ii) maintain an amount of net working capital in the Surviving Company sufficient for its operation in the Ordinary Course of Business;

(iii) permit the inclusion of capital expenses in the annual budget of the Surviving Company in an amount no less than the prior fiscal year’s annual depreciation of the Surviving Company’s assets as available under the Code, and to consider, in good faith but without obligation and in Parent’s sole and absolute discretion, any additional proposed capital expenses reasonably requested by the Surviving Company for inclusion in the annual budget of the Surviving Company;

(iv) not have Surviving Company engage in any intercompany transaction or other transaction with an Affiliate of Parent, other than on commercially reasonable terms; and

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(v) use commercially reasonable efforts to maintain the listing of the Parent Shares on Nasdaq, or a comparable (or superior) primary successor exchange.

(b) Any Parent Shares forfeited pursuant to Section 2.16 shall constitute an adjustment of the Actual Merger Consideration for Tax purposes, unless otherwise required by applicable Law. To the extent any Earn-Out Shares issued to the Stockholders are required to be treated as interest pursuant to Treasury Regulations Section 1.483-4(b) or other applicable Tax law, then such Earnout-Shares, as applicable, representing the principal component (with a value equal to the principal component) and the interest component (with a value equal to the interest component) will be represented by separate book entries, if requested by a Stockholder.

Section 2.18 Cash Limitation; Note Adjustment. Notwithstanding anything to the contrary in this Agreement, at no time will the Actual Stock Consideration Value paid by Parent to or for the benefit of the Company Stockholders in connection with the Mergers constitute less than forty percent (40%) of the Actual Merger Consideration. Accordingly, in the event that, at the time that the final cash payment is due under the Note, such payment would result in a violation of this Section 2.18 due to a Forfeiture pursuant to Section 2.16, then such final payment under the Note shall be made in the form of additional Parent Shares to the extent necessary to remain compliant with this Section 2.18, with the value of such additional Parent Shares issued pursuant to this Section 2.16 determined by reference to the Signing Stock Price (the “Note Adjustment”) and any such additional Parent Shares shall be included in the term “Note Consideration.” For administrative convenience, in the event of a Note Adjustment, the Parties may elect, by mutual written agreement, to allow the Company Stockholders to retain the Earnout Shares equal to the number of Parent Shares that would have been issued pursuant to a Note Adjustment hereunder.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter, the Company represents and warrants to Parent, Merger Sub and Merger Sub LLC as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of the Company and the Company is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. The Company has no direct or indirect Subsidiaries as of the date hereof.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 13,500,000 shares of Class A Common Stock, (ii) 1,500,000 shares of Class B Common Stock, and (iii) 5,000,000 shares of preferred stock. As of the date of this Agreement, (A) 8,500,000 Class A Shares were issued and outstanding, and 5,000,000 Class A Shares were held by the Company in treasury, (B) no shares of Class B Common Stock were issued and outstanding, and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in treasury. The issued and outstanding capital stock of the Company as of the date of immediately prior to the Effective Time is set forth in Section 3.02(a) of the Company Disclosure Letter. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

(b) Other Securities. Except as disclosed on Section 3.02(a) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company: (i) having the right to vote on any matters on which stockholders or equity holders of the Company may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company, are issued or outstanding (collectively, “Voting Debt”).

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Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Mergers, and consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub Corp, and Merger Sub LLC, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Mergers, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made and, in the case of the consummation of the Mergers, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company or any of its or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain or make any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Governmental Consents. No consent, approval, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing, a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Mergers and other transactions contemplated hereby, except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware.

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(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

Section 3.04 Financial Statements; Undisclosed Liabilities.

(a) Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31st for each of the calendar years 2023 and 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the calendar years then ended (collectively, the “Financial Statements”), are included in Section 3.04(a) of the Company Disclosure Letter. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. Included in Section 3.04(a) of the Company Disclosure Letter is the balance sheet of the Company as of February 28, 2025 (such balance sheet is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”). The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Undisclosed Liabilities. The Company has no Liabilities except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth in Section 3.05 of the Company Disclosure Letter, the business of the Company has been conducted in the Ordinary Course of Business consistent with past practice, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) amendment of any of the Company Charter Documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including any Material Contract) to which the Company is a party or by which it is bound;

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(p) material capital expenditures;

(q) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) (i) hiring or promoting of any person as or to (as the case may be) an officer, or hiring or promoting any employee below officer except to fill a vacancy in the Ordinary Course of Business; or (ii) adoption, modification or termination of any employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant;

(t) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) except for the Mergers, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z) contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company Entities have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any Lumina Entity is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business consistent with past practice. All material Taxes due and owing by the Company or any Lumina Entity (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Financial Statements.

(b) Withholding. The Company and the Lumina Entities have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for material Taxes upon the assets of the Company or any Lumina Entity other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves has been made.

(d) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any Lumina Entity remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any Lumina Entity. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any Lumina Entity.

(e) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and the Lumina Entities do not file Tax Returns that the Company or any Lumina Entity is or may be subject to Tax in that jurisdiction.

(f) Tax Rulings. Neither the Company nor any Lumina Entity has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any Lumina Entity: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material Liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

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(h) Post-Closing Tax Items. The Company and the Lumina Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(i) Section 355. Neither Company nor any Lumina Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) Reportable Transactions. Neither Company nor any Lumina Entity has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k) Intended Tax Treatment. Neither the Company nor any Lumina Entity has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration number, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Company has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Company IT Systems. In the past twelve months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The applicable Company Entity has taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Privacy and Data Security. The Company is in compliance with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the past twelve months, no Company Entity has: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning any Company Entity’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.08 Compliance; Permits.

(a) Compliance. Each Company Entity is and, since January 1, 2023, has been in material compliance with, all Laws or Orders applicable to such Company Entity or by which such Company Entity or any of its businesses or properties is bound. Since January 1, 2023, no Governmental Entity has issued any notice or notification stating that any Company Entity is not in compliance with any Law in any material respect.

(b) Permits. The Company holds, to the extent necessary to operate its businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Entity is and, since January 1, 2023, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09 Litigation. There is no Legal Action pending, or to the Knowledge of the Company, threatened against any Company Entity or its respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Employee Issues.

(a) Schedule. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, retirement, health, major medical, dental, life insurance, death, accidental death & dismemberment, disability, fringe (including under Section 132 of the Code), or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by any Company Entity for the benefit of any current or former employee, independent contractor, consultant, or director of such Company Entity (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

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(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or any Company Entity (other than ordinary administration expenses and in respect of accrued benefits thereunder); and (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity or subagency with respect to any Company Employee Plan.

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(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; or (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous three years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

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(f) No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Health Plan Compliance. The Company complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(h) Effect of Transaction. Neither the execution nor delivery of this Agreement, the consummation of the Mergers, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(i) Employment Law Matters. Each Company Entity is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Labor. No Company Entity is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against any Company Entity with respect to employees who are employed within the United States is pending, threatened, or has occurred.

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Section 3.12 Real Property Matters. No Company Entity (i) owns any land, buildings, structures, fixtures, and improvements located thereon or all easements, rights of way, and appurtenances relating thereto, or (ii) is a party to any lease, sublease, license, concession, or other agreement (written or oral) under which any Company Entity holds any leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real estate.

Section 3.13 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company Entities are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. No Company Entity has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by any Company Entity or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in Liability to such Company Entity, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. No Company Entity has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

Section 3.14 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound:

(i) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $150,000;

(ii) any Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company taken as a whole, other than (A) any Contract that was entered into in the Ordinary Course of Business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the Ordinary Course of Business;

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(iii) any Contract that purports to limit in any material respect the right of the Company (or, at any time after the consummation of the First Merger or Second Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after the date of this Agreement of assets or capital stock or other equity interests of any Person, (A) with a fair market value or aggregate consideration under such Contract in excess of $100,000 or (B) pursuant to which the Company has a continuing material earn-out or other contingent payment obligation or any material indemnification obligation;

(v) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company;

(vi) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company, taken as a whole;

(vii) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and another Company Entity;

(viii) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, and (B) loans to Company Entities;

(ix) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company;

(x) any Contract that is a settlement or similar Contract involving payments by the Company after Closing in excess of $100,000 in the aggregate, or any injunctive relief or similar equitable obligations that impose material restrictions on the Company;

(xi) any other Contract under which the Company is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xiii) above; or

(xii) any Contract which is not otherwise described in clauses (i)-(xiv) above that is material to the Company, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Material Contracts. The Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto.

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(c) No Breach. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all the Material Contracts are legal, valid and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any Lumina Entity nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract; and (iii) neither the Company nor any Lumina Entity nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any Lumina Entity, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any Lumina Entity has received written notice of the foregoing or from the counterparty to any Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Material Contract (whether as a result of a change of control or otherwise).

Section 3.15 Clients. Section 3.15 of the Company Disclosure Letter sets forth the top 10 clients of the Company Entities by dollar earned on an accrual basis for calendar year 2024 (the “Major Clients”). The relationships of the applicable Company Entity and Major Clients are commercial working relationships and neither the Company nor any Lumina Entity is engaged in any dispute with any of its Major Clients. Since January 1, 2023, (a) no Major Client has made any claims, disputes, complaints, suits or proceedings, or threatened in writing to make or file any such claims, disputes, complaints, suits or proceedings, arising out of any services rendered by the Company or any Lumina Entity or otherwise, and (b) no Major Client has canceled, terminated or otherwise modified its relationship with the Company or any Lumina Entity, or decreased materially or limited its relationship with the Company or any Lumina Entity.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies maintained by the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and to the Knowledge of the Company: (a) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (b) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

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Section 3.17 Anti-Corruption Matters. Since January 1, 2023, none of the Company, any Lumina Entity or any director, officer or, to the Knowledge of the Company, employee or agent of the Company has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2023, the Company has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

ARTICLE IV
Representations and Warranties of Parent and Merger Subs

Except: (a) as disclosed in the Parent SEC Documents as of the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Letter, Parent and the Merger Subs hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub and Merger Sub LLC. Neither Parent nor either of the Merger Subs is in violation of any of the provisions of its Charter Documents.

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(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: 500,000,000 shares of Parent Common Stock, par value $0.0001 per share. As of the date of the Parent Disclosure Letter, the issued and outstanding equity interests of Parent are set forth on Section 4.02(a) of the Parent Disclosure Letter. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the Parent Shares constituting the Stock Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

(b) Stock Awards.

(i) Section 4.02(b) of the Parent Disclosure Letter sets forth (A) the shares of Parent Common Stock reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plan as of the date of the Parent Disclosure Letter; (B) the shares of Parent Common Stock reserved for issuance pursuant to outstanding Parent Stock Options, and (C) the shares of Parent Common Stock outstanding as restricted stock awards, subject to vesting requirements. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Other than the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent, Merger Sub Corp, and Merger Sub LLC has all requisite corporate power or limited liability power, as applicable, and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Mergers: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and sole member of Merger Sub LLC; and (ii) the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock to the issuance of Parent Shares hereunder (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, Merger Sub Corp, and Merger Sub LLC and the consummation by Parent, Merger Sub Corp, and Merger Sub LLC of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of Parent, Merger Sub Corp, and Merger Sub LLC and no other corporate or limited liability proceedings, as applicable, on the part of Parent, Merger Sub Corp, or Merger Sub LLC are necessary to authorize the execution and delivery of this Agreement or to consummate the Mergers, the issuance of Parent Shares hereunder, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Mergers, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub Corp and sole member of Merger Sub LLC; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent, Merger Sub Corp, and Merger Sub LLC and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent, Merger Sub Corp, and Merger Sub LLC, enforceable against Parent, Merger Sub Corp, and Merger Sub LLC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, Parent’s or either of the Merger Subs’ Charter Documents; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the First Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or either of the Merger Subs or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain or make any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Subs in connection with the execution, delivery, and performance by Parent and Merger Subs of this Agreement or the consummation by Parent and Merger Subs of the Mergers, the issuance of Parent Shares hereunder, and the other transactions contemplated hereby, except for: (i) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the Securities and Exchange Commission (“SEC”) of such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Mergers and the other transactions contemplated by this Agreement are not subject to Consents under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (2) any other Antitrust Laws.

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(d) Board Approval.

(i) The Parent Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held or pursuant to unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the issuance of Parent Shares hereunder, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Shares hereunder, upon the terms and subject to the conditions set forth herein, (C) directed that the issuance of Parent Shares hereunder be submitted to a vote of the Parent’s stockholders for adoption at a duly called meeting or via majority written consent, pursuant to Parent’s governing documents, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of the issuance of Parent Shares hereunder (collectively, the “Parent Board Recommendation”).

(ii) The Merger Sub Corp Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held or pursuant to unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub Corp, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub Corp, approve the adoption of this Agreement in accordance with the DGCL.

(iii) The managers of Merger Sub LLC by resolutions duly adopted by a unanimous vote at a meeting of all the managers of Merger Sub LLC duly called and held or pursuant to unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub LLC and Parent, as the sole member of Merger Sub LLC, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole member Merger Sub LLC approve the adoption of this Agreement in accordance with the DLLCA.

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Section 4.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since February 21, 2025 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2024 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of Parent and each of its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business and (b) there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06 Compliance; Permits.

(a) Compliance. Parent and each of its Subsidiaries are and, since January 1, 2023, have been in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2023, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law or Order, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2023, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 4.07 Litigation. There is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.08 Brokers. Neither Parent, Merger Sub Corp, Merger Sub LLC nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection with the Mergers.

Section 4.09 Reserved.

Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.11 Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12 Financial Capability. Parent has or will have prior to the Effective Time, sufficient funds to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Subs contemplated by this Agreement.

Section 4.13 Merger Subs. Merger Subs: (a) have engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) are direct, wholly owned Subsidiaries of Parent.

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ARTICLE V
Covenants

Section 5.01 Conduct of the Business of the Company. During the period commencing on the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time (such Period, the “Interim Period”), the Company shall, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use its commercially reasonable efforts to conduct its business in all material respects in the Ordinary Course of Business consistent with past practice, and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, during the Interim Period, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) take any action that would cause a breach of the representations set forth in Section 3.05.

Section 5.02 Access to Information; Confidentiality.

(a) Access to Information. During the Interim Period, the Company shall afford to Parent and Parent’s Representatives reasonable access, upon reasonable advance notice, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to Parent such other information concerning the business and properties of the Company as Parent may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) Confidentiality. All information provided by any Party to another Party or such Party’s Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the confidentiality provisions set forth in the Restrictive Covenant Agreement. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Restrictive Covenant Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03 No Solicitation.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04 Company Stockholder Consent.

(a) Promptly, and in any event within ten (10) Business Days following the execution and delivery of this Agreement, the Company shall deliver to Parent, in a form reasonably acceptable to Parent, the Requisite Company Vote pursuant to a written consent of a majority of the Company Stockholders (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation.

(b) Promptly following, but in no event than five (5) Business Days after, delivery to Parent of the Written Consent pursuant to Section 5.04(a), the Company shall prepare and provide to Parent for its review a notice (the “Stockholder Notice”), in accordance with applicable Law and the Company Charter Documents, to every Company Stockholder that did not execute the Written Consent. The Company shall mail such Stockholder Notice to each such Company Stockholder within two (2) Business Days following approval thereof by Parent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the bylaws of the Company, (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to the DGCL, and include the other items required by the DGCL and (iv) request that each such Company Stockholder execute the Written Consent and waive any dissent and appraisal rights pursuant to the DGCL. The Stockholder Notice shall include therewith a form for demanding payment, a copy of the applicable provisions of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the period during which a Company Stockholder must demand appraisal of such Stockholder’s Shares, which period may not be less than thirty (30) nor more than sixty (60) days after the date the Stockholder Notice is delivered, as contemplated by the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 5.04(b) shall be subject to Parent’s advance review and reasonable approval.

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Section 5.05 Parent Stockholders Approval; Approval by Sole Stockholder of Merger Sub Corp; Approval by Sole Member of Merger Sub LLC.

(a) Parent Stockholder Approval. Parent shall take all action reasonably necessary to obtain the Parent Stockholder Approval as soon as reasonably practicable following execution of this Agreement and receipt of the Company Disclosure Letter. The Parent Stockholder Approval shall include the Parent Board Recommendation. Parent shall take all other actions reasonably necessary or advisable to secure the vote or consent of the Parent Stockholders required by applicable Law to obtain approval of the issuance of Parent Shares hereunder.

(b) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub Corp, shall adopt this Agreement and approve the First Merger, in accordance with the DGCL.

(c) Approval by Sole Member. Immediately following the execution and delivery of this Agreement, Parent, as sole member of Merger Sub LLC, shall adopt this Agreement and approve the Second Merger, in accordance with the DLLCA.

Section 5.06 Notices of Certain Events. Subject to applicable Law, the Company shall promptly notify Parent and the Merger Subs, and Parent and the Merger Subs shall promptly notify the Company, of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action commenced, or to such Party’s Knowledge, threatened against, relating to, or involving or otherwise affecting such Party of any of its Subsidiaries, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VII to be satisfied; provided that the delivery of any notice pursuant to this Section 5.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

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Section 5.07 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, substantially comparable to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Company to, credit all service of the Company Continuing Employees with the Company, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

(c) Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company that Parent has requested to be terminated; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

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Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Subs agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Company in the Mergers, without further action, at the Second Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, cause the Charter Documents of the Surviving Company to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the D&O Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Company shall, and Parent shall cause the Surviving Company to: (i) obtain as of the Effective Time director and officer “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c) Survival. The obligations of Parent, Merger Subs, and the Surviving Company under this Section 5.08 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

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Section 5.09 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each Party shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party shall promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Subs, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Mergers or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Subs and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Subs, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

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(c) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Subs or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Interim Surviving Company, the Surviving Company, Parent, Merger Subs or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Interim Surviving Company, the Surviving Company, Parent, Merger Subs, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Interim Surviving Company, the Surviving Company, Parent, Merger Subs, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Mergers or the other transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant Party is subject or submits; provided, in each such case, that the Party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance.

Section 5.11 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Subs, the Company, the Mergers or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company, Parent, Merger Sub Corp, and Merger Sub LLC shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

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Section 5.13 Stock Exchange Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

Section 5.14 Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 5.15 Further Assurances. At and after the Effective Time, the officers and directors of the Interim Surviving Company and Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subs, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Subs, any other actions and things to vest, perfect, or confirm of record or otherwise in the Interim Surviving Company or Surviving Company any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Interim Surviving Company or Surviving Company as a result of, or in connection with, the Mergers.

ARTICLE VI
TAX MATTERS

Section 6.01 Transfer Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest and any real property transfer Tax and any other similar Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, shall be borne and paid equally by Parent or the Company, on the one hand, and the Company Stockholders (in accordance with their Pro Rata Shares), on the other hand, when due. The Company and Company Stockholders shall reasonably cooperate with Parent in connection with the filing of any Tax Returns with respect thereto as necessary.

Section 6.02 Intended U.S. Tax Treatment. For U.S. federal income tax purposes, it is intended that (i) the Mergers, taken together, shall constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (ii) for purposes of determining the Mergers qualification as a “reorganization” within the meaning of Section 368(a)(1)(A), the Stock Consideration shall be treated as fixed consideration and valued on the date immediately preceding the date hereof in accordance with Treasury Regulations Section 1.368-1(e)(2) (the “Intended Tax Treatment”). The Parties shall file all Tax Returns consistent with the Intended Tax Treatment and shall not take, or cause to be taken, any position (whether on a Tax Return, in an audit, or otherwise) that is inconsistent with the Intended Tax Treatment unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. No Party shall take or fail to take any action or cause any action to be taken or fail to be taken that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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Section 6.03 Tax Returns.

(a) Parent shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company that are due after the Closing Date with respect to Pre-Closing Tax Periods. Each such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law), and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return for Stockholder Representative’s review and comment. Parent shall consider Stockholder Representative’s comments in good faith. The Parties agree to treat any Transaction Expenses as deductible in the Pre-Closing Tax Periods to the extent supported by a “more likely than not” or higher reporting basis. The Parties shall cooperate in good faith to resolve any dispute regarding all such Tax Returns, and to the extent Parent and Stockholder Representative are unable to resolve all disputes with respect to any such Tax Return, such items remaining in dispute shall be submitted to the Independent Accountant for resolution in accordance with the provisions of Section 2.14(d). The preparation and filing of any Tax Return of the Company that does not relate in whole or in part to a Pre-Closing Tax Period shall be exclusively within the control of Parent.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the portion of such Straddle Period ending on the Closing Date for purposes of this Agreement shall be:

(a) In the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; provided that any transactions or events undertaken, or caused to be undertaken, by Parent that are outside the Ordinary Course of Business and occur after the Closing on the Closing Date (other than any transactions or events taken pursuant to this Agreement) will be treated for all purposes under this Agreement as occurring in the portion of the Straddle Period beginning after the Closing Date; and

(b) In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Parent shall give prompt written notice to Stockholder Representative (and in all events, within five (5) calendar days of the receipt thereof) of the receipt of any written notice by the Surviving Company, Parent or any of Parent’s Affiliates (including, without limitation, the other Company Entities), which involves the assertion of any claim, or the commencement of any Action relating to Taxes in respect of which an indemnification claim may be made by any Parent Indemnitee pursuant to this Agreement (a “Tax Claim”); provided, that the failure to comply with such notice provision shall not affect Parent’s right to indemnification except to the extent that the Company Stockholders are materially prejudiced thereby. Parent shall control the contest or resolution of any Tax Claim; provided, however, that (a) Parent shall provide Stockholder Representative copies of all written correspondence related to such Tax Claim and otherwise keep Stockholder Representative apprised of all material developments with respect to any Tax Claim, (b) Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, and (c) Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative (on behalf of the Company Stockholders).

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Section 6.06 Cooperation and Exchange of Information. The Company shall use its reasonable best efforts to provide Parent, prior to the Closing Date but effective as of the Closing Date, with customary representations and warranties in form and substance reasonably necessary or appropriate for Parent to comply with Section 6.02. Stockholder Representative, the Surviving Company and Parent shall cooperate and provide each other with such information as any of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Surviving Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Entities for any taxable period beginning before the Closing Date, Stockholder Representative, the Surviving Company or Parent (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Section 6.07 Survival. The provisions of this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.08 Precedence. Notwithstanding anything to the contrary in this Agreement, ARTICLE VI shall govern with respect to Tax Claims and, to the extent that any obligation or responsibility pursuant to ARTICLE VIII may conflict with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

Section 6.09 Refunds. All refunds of Taxes or credits in lieu of Tax refunds of the Company attributable to any Pre-Closing Tax Period (net of any documented, out-of-pocket expenses of Parent or its Affiliates (including the Surviving Company) reasonably incurred to obtain such refund) shall be the property of Company Stockholders. Promptly upon receipt of any such refund or credit, and in no event later than ten (10) Business Days, Parent shall pay the amount of such Pre-Closing Tax Refund to the Company Stockholders in accordance with their respective Pro Rata Shares by wire transfer of immediately available funds (subject to Section 2.18).

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Section 6.10 Prohibited Actions. Without the prior written consent of Stockholder Representative (which shall not be unreasonably withheld, conditioned, or delayed), following the Closing, Parent and its Affiliates (including the Surviving Company) shall not (a) amend any previously filed Tax Return of the Company or waive or extend any statute of limitations period in respect of any Tax or Tax Return of the Company for any Pre-Closing Tax Period, (b) make or change any Tax election of the Company that would have the effect of increasing Taxes owed by a the Company for a Pre-Closing Tax Period, (c) initiate discussions or examinations (including any voluntary disclosure proceedings) with any taxing authority regarding Taxes or Tax Returns of the Company with respect to Pre-Closing Tax Periods, or (d) cause the Company to enter into any transaction or take any action on the Closing Date outside of the Ordinary Course of Business that results in Taxes that would be borne by the Company Stockholders pursuant to this Agreement.

ARTICLE VII
Conditions

Section 7.01 Conditions to Obligation or All Parties. The respective obligations of each Party to effect the Mergers is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) This Agreement will have been duly adopted by the Requisite Company Vote.

(b) The issuance of Parent Shares hereunder will have been approved by the Requisite Parent Vote.

(c) The Parent Shares issuable as Closing Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) No Governmental Entity having jurisdiction over any Party shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Mergers, the Issuance of Parent Shares hereunder or the other transactions contemplated by this Agreement.

(e) All consents, approvals and other authorizations of any Governmental Entity set forth on Section 7.01(c) of the Company Disclosure Letter and required to consummate the Mergers, the Issuance of Parent Shares hereunder and the other transactions contemplated by this Agreement (other than the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

Section 7.02 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Mergers are subject to the satisfaction of or waiver (where permissible pursuant to applicable Law) by Parent and Merger Subs on or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company contained in ARTICLE III shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

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(b) The Company shall have duly performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall have delivered, or caused to be delivered, each of the closing deliverables set forth in Section 2.03(a).

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is subject to the satisfaction of or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Subs contained in ARTICLE IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

(b) Parent and Merger Subs shall have each duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) The Parent or applicable Merger Sub shall have delivered, or caused to be delivered, each of the closing deliverables set forth in Section 2.03(b).

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ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing until the date that is 18 months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03(a), and Section 3.10 (collectively, the “Fundamental Representations”) shall survive Closing until the expiration of the applicable statute of limitations plus sixty (60) days. All covenants and agreements of the Parties contained herein (other than any covenants or agreements which are subject to the survival periods specified in Section 5.08) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Class A Stockholder. From and after the Closing, subject to the other terms and conditions of this ARTICLE VIII, the Class A Stockholder shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Stockholder Representative pursuant to this Agreement;

(b) any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (if before or at the Closing) or Stockholder Representative (if after the Closing) pursuant to this Agreement or in any certificate or instrument delivered by or on behalf of the Company or Stockholder Representative pursuant to this Agreement;

(c) any claim made by any Company Stockholder relating to such Person’s rights with respect to the Closing Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet (and any allocations in respect thereof);

(d) any claims of any Company Stockholder that the appointment of Stockholder Representative, or any indemnification or other obligations of such Company Stockholder under this Agreement or any Ancillary Document, is or was not enforceable against such Company Stockholder;

(e) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares, plus any reasonable expenses incurred by the Parent Indemnitees arising out of the exercise of such appraisal or dissenters’ rights;

(f) any amounts paid or required to be paid by Parent or any of its Affiliates (including the Surviving Company) pursuant to Section 5.08; or

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(g) any Transaction Expenses or Closing Indebtedness to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Subs at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.

Section 8.03 Indemnification By Parent. From and after the Closing, subject to the other terms and conditions of this ARTICLE VIII, Parent shall indemnify and defend each of the Company Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Subs contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Subs pursuant to this Agreement; or

(b) any breach, violation or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 (and, with respect to Section 8.04(c), Section 5.08) shall be subject to the following limitations and additional provisions:

(a) Except as set forth in Section 8.04(c), neither the Class A Stockholder nor any other Company Stockholder shall be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds an amount equal to $80,000 (the “Deductible”), in which event Class A Stockholder shall be required to pay or be liable for all such Losses in excess of the Deductible. Except as set forth in Section 8.04(c), the aggregate amount of all Losses for which Stockholders shall be liable pursuant to Section 8.02(a) shall not exceed an amount to $800,000 (the “Cap”).

(b) Except as set forth in Section 8.04(c), the aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap (except for any Losses on the part of a Stockholder Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, which shall not be subject to the Cap).

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(c) Notwithstanding anything to the contrary herein, (i) the aggregate amount of all Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, for which the Class A Stockholder shall be liable pursuant to Section 8.02(a), or any breach of any breach of any covenant set forth in this Agreement, for which the Class A Stockholder shall be liable pursuant to Section 8.02(b) shall not exceed $8,000,000, (ii) except as provided in clause (iii) below, in no event shall the Class A Stockholder’s liability pursuant to Section 5.08 and this ARTICLE VIII exceed the value (as if such amounts were all received as of Closing) of the Closing Merger Consideration, and (iii) any Losses on the part of the Parent Indemnitee claiming indemnification hereunder resulting from Fraud, intentional misrepresentations and intentional misconduct, shall not be subject to the Cap.

(d) Any indemnification payment required under this ARTICLE VIII shall be adjusted for the amount of any Losses that are actually recovered from any insurance proceeds (net of cost of enforcement and collection of insurance proceeds and deductibles and increases in insurance premiums) and any indemnity, contribution or similar payment received by the Indemnified Party in respect of any such Losses. Each Party shall use commercially reasonable efforts to assert a claim where coverage for such claim may be available pursuant to applicable existing insurance policies; provided, that neither Parent Indemnitees nor Stockholder Indemnitees will have any obligation to have any claims under such insurance policies finally resolved prior to making a claim for indemnification hereunder.

(e) No Party shall be entitled to (i) double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or (ii) recover any Losses with respect to Excluded Taxes or, without duplication, any amounts to the extent such amounts were treated as liabilities or were otherwise specifically taken into account in computing the Closing Merger Consideration or Actual Merger Consideration, as applicable.

(f) Nothing in this Agreement is intended to limit any obligation under applicable Law with respect to mitigation of damages.

Section 8.05 Indemnification Procedures. The Party making a claim under this ARTICLE VIII (whether Parent or the Class A Stockholder) is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII (whether Parent or Class A Stockholder) is referred to as the “Indemnifying Party”. For purposes of this Section 8.05, if the Class A Stockholder comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to Stockholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party (or a Company Stockholder) or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, written notice shall promptly be given (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to Stockholder Representative if the Third Party Claim is being made or brought against a Parent Indemnitee, and to Parent if the Third Party Claim is being made or brought against a Stockholder Indemnitee. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Class A Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (w) for which the Indemnified Party has been reasonably advised by counsel that there exists a reasonable likelihood of a conflict of interest between the Indemnified Party and the Indemnifying Party, (x) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) that seeks an injunction or other equitable relief against the Indemnified Parties or (z) that is with respect to a criminal action against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if the Indemnified Party has been reasonably advised by counsel that (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to (or is not permitted to, as set forth above) assume the defense of, compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, settle and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not respond to such request within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.06 Setoff. Without limiting any other provision of this ARTICLE VIII or any rights of setoff or other similar rights that an Indemnified Party may have at common law, (i) Parent will have the right to set-off, withhold and deduct, in accordance with this Section 8.06, from any payment of unpaid portions of the Note Consideration due to the Class A Stockholder hereunder, any Losses determined, by final, non-appealable adjudication, to be owed by such Class A Stockholder to a Parent Indemnitee pursuant to such Parent Indemnitee’s right to indemnification set forth in Section 8.02 or this ARTICLE VIII (or to which Stockholder Representative otherwise acknowledges is agreed to as an indemnifiable Loss, and Stockholder Representative will be deemed to agree to indemnifiable Losses in respect of any Third Party Claim for which Stockholder Representative has assumed the defense as an Indemnifying Party); provided, that Parent may set-off, withhold and deduct from unpaid portions of the Note Consideration any Losses or other amounts actually paid by Parent, Surviving Company or any Parent Indemnitee to (a) a D&O Indemnified Party in respect of a D&O Claim (including any payments or reimbursements in respect of any such D&O Indemnified Party’s fees or expenses in connection with any such D&O Claim) indemnifiable under Section 8.02(f) and (b) any Person in respect of any of the matters that are indemnifiable by the Stockholders as set forth in Section 8.02(c), (d) or (e), and the Class A Stockholder and Stockholder Representative will be deemed to accept the foregoing set-offs, withholdings, or deductions, set forth in clauses (a) and (b) above, and no such set-off, withholding, or deduction set forth in clauses (a) and (b) above shall be subject to any requirement to obtain a final, non-appealable adjudication (including as set forth in subsection (ii) of this sentence), in each case subject in all respects to the applicable limitations and other provisions set forth herein, including, without limitation (as applicable), Section 8.04, Section 5.08 and this ARTICLE VIII, and (ii) with respect to any matters for which the foregoing clause (i) does not apply, to the extent that a Parent Indemnitee suffers Losses or incurs any other amounts to which a Parent Indemnitee reasonably believes such Parent Indemnitee is entitled to indemnification under Section 6.05 or this ARTICLE VIII, Parent shall be entitled to submit (on behalf of the Parent Indemnitee) a notice of such good faith claim (each, a “Set-Off Claim”) thereof to Stockholder Representative. Any Set-Off Claim shall be resolved in accordance with the procedures set forth in Section 6.05 or this ARTICLE VIII, as applicable, depending on the nature of the underlying claim; provided that in the event that Parent is unable to resolve any timely objections made by Stockholder Representative to such Set-Off Claim within thirty (30) days following the delivery of the notice of such Set-Off Claim, then Parent or the applicable Parent Indemnitee may seek judicial determination of such claim and upon a final, non-appealable determination of such Set-Off Claim (or upon agreement of Stockholder Representative), may set-off, withhold, and deduct such finally determined Losses and other amounts against unpaid portions of the Note Consideration. For the avoidance of doubt, (a) Parent may hold back and delay the payment of any unpaid portions of the Note Consideration in respect of any Note Consideration that is subject to a Set-Off Claim pending final determination thereof (or agreement of Stockholder Representative) pursuant to subsection (ii) of the previous sentence, and (b) Parent shall pay any portion of the Note Consideration to the Class A Stockholder in respect of any portion of the Note Consideration (i) that is not subject to a Set-Off Claim pursuant to and in accordance with the terms and conditions of this Agreement, and (ii) that is subject to a Set-Off Claim that is finally determined to be payable to the Class A Stockholder promptly following their final determination pursuant to subsection (ii) of the previous sentence.

Section 8.07 Payments; Recovery. Subject to Section 8.06, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by wire transfer of immediately available funds to the account specified by the Indemnified Party. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from the expiration of such fifteen (15) Business Day period at a rate per annum equal to the lesser of (1) the Prime Rate then in effect plus two percent (2%) per annum, or (2) ten percent (10%) per annum. Such interest shall be non-compounding and calculated daily on the basis of a 365-day year and the actual number of days elapsed.

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Section 8.08 Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the Parties agree to treat all payments made under this ARTICLE VIII, or under any other indemnity provision contained in this Agreement, as adjustments to the Actual Merger Consideration for all Tax purposes.

Section 8.09 Exclusive Remedies. Subject to Section 10.11, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, intentional misrepresentation or intentional misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in Section 5.08 and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud, intentional misrepresentation or intentional misconduct.

ARTICLE IX
Termination, Amendment, and Waiver

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Parent and the Company.

Section 9.02 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing if:

(a) neither Parent nor either Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by the Company by September 30, 2025 (the “Drop Dead Date”); or

(b) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.03 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if:

(a) the Company is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Subs pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Parent or Merger Subs by the Drop Dead Date; or

(b) any of the conditions set forth in Section 7.01 or Section 7.02(b) shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.04 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing if:

(a) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(b) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.05 Notice of Termination. The Party desiring to terminate this Agreement pursuant to this ARTICLE IX shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 9.05 shall be effective immediately upon delivery of such written notice to the other Party.

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Section 9.06 Effect of Termination. If this Agreement is properly and validly terminated pursuant to this ARTICLE IX, it will become void and of no further force and effect, with no liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, or Representative of such Party) to any other Party, except that: (a) Section 5.02(b), this Section 9.06 and ARTICLE X (and any related definitions contained in any such Sections or Article) shall survive termination of this Agreement; and (b) no such termination shall relieve any Party from any liabilities or damages arising out of its deliberate fraud or its willful and material breach of any of its representations, warranties, covenants, or other agreements set forth in this Agreement occurring prior to its termination.

Section 9.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each Party; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the Company Stockholders without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the Parent Stockholders without such approval.

Section 9.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Subs, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other Party(ies); (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X
Miscellaneous

Section 10.01 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby, by executing and delivering a Letter of Transmittal and/or the Stockholder Consent or Written Consent or by receiving the benefits under this Agreement, including any consideration payable hereunder, each Company Stockholder shall be deemed to have irrevocably authorized and appointed Stockholder Representative, as of the Closing, as such Person’s agent, proxy, representative and attorney-in-fact to act on behalf of such Person and their successors and assigns for all purposes in connection with this Agreement and any related agreements, including to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative, in its sole judgment and as it may deem to be in the best interests of the Stockholders, pursuant to this Agreement, including, without limitation, the exercise of the power to:

(i) give and receive notices and communications;

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(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.14 and Section 2.16;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent or a Parent Indemnitee pursuant to ARTICLE VI and ARTICLE VIII;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VI and ARTICLE VIII;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing or any other matters related to or arising from this Agreement or any Ancillary Document.

(b) After the Closing, Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including ARTICLE VI and ARTICLE VIII. but excluding matters regarding payment of any amounts owed directly by any Company Stockholder to Parent or any Parent Indemnitee) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Closing, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Company Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Stockholders and shall be final, binding and conclusive upon each such Person. No Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 10.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Company Stockholders, or by operation of Law, whether by death or other event.

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(c) Stockholder Representative, by its signature below, agrees to serve in the capacities described in this Section 10.01 as of the Closing. Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the holders of the Company Common Stock (the “Majority Holders”); provided, however, in no event shall Stockholder Representative be removed by the Majority Holders without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Subs and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

(d) Stockholder Representative shall not be liable to the Company Stockholders for actions taken or omitted to be taken in connection with to this Agreement or any Ancillary Document, and each Company Stockholder forever voluntarily releases and discharges Stockholder Representative, its representatives, successors and assigns, from any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by Stockholder Representative in connection with this Agreement or any Ancillary Document, except to the extent such actions by Stockholder Representative shall have been determined by a court of competent jurisdiction to have constituted Fraud or willful misconduct. Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders shall indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether known or unknown, anticipated or unanticipated, arising out of or in connection with this Agreement or any Ancillary Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the Fraud or willful misconduct of Stockholder Representative, Stockholder Representative shall reimburse the Company Stockholders the amount of such indemnified Representative Loss attributable to such Fraud or willful misconduct. The Representative Losses may be satisfied by any funds that become available to the Company Stockholders, severally and not jointly (in accordance with their Pro Rata Shares). In no event will Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of Stockholder Representative or the termination of this Agreement.

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Section 10.02 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any Party in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 10.03 Submission to Jurisdiction. Each Party irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware. Each Party agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each Party hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any transaction contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.04 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.04.

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Section 10.05 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or to such other Persons or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 10.05):

If to Parent or Merger Subs, to:	Wellgistics Health, Inc. 3000 Bayport Drive, Suite 950 Tampa, Florida 33607 Attention: Chief Executive Officer Email: bnorton@wellgistics.com; tony@wellgistics.com

with a copy (which will not constitute notice to Parent or Merger Subs) to:	Dykema Gossett PLLC 111 E Kilbourn Avenue, Suite 1050 Milwaukee, Wisconsin 53202 Attention: Kate Bechen; Robin Lehninger Email: kbechen@dykema.com; rlehninger@dykema.com

If to the Company, to:	Peek Healthcare Technologies, Inc. 300 Avenue of the Champions, Suite 222 Palm Beach Gardens, Florida 33418 Attention: Michael Navin Email: mnavin@peekmeds.com

with a copy (which will not constitute notice to the Company) to:	Berkowitz, Trager & Trager, LLC 8 Wright Street, Second Floor Westport, Connecticut 06880 Attention: Ji Kim Email: jk@btt-law.com

Section 10.06 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein) and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or Parent Disclosure Letter), the statements in the body of this Agreement will control.

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Section 10.07 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of Company Stockholders to receive the Closing Merger Consideration, and (b) the rights of the Indemnified Parties as set forth in Section 5.08.

Section 10.08 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.09 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Parent, Merger Sub Corp or Merger Sub LLC, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.10 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.11 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each Party further agrees that: (i) no such Party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such Party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other Party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 10.12 Legal Representation; Preservation of Privilege. From and after the Effective Time, (a) the Company Stockholders as of immediately prior to the Effective Time (the “Former Shareholders”) shall be the sole holders of the attorney-client privilege with respect to the engagement of Berkowitz, Trager & Trager, LLC (“BTT”) by the Company, and neither the Surviving Company nor its Affiliates shall be a holder thereof, (b) to the extent that files of BTT in respect of such engagement constitute property of the client, only the Former Shareholders and their respective Affiliates (and none of Parent, the Surviving Company or their respective Affiliates) shall hold such property rights and (c) BTT shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Company or any of their Affiliates by reason of any attorney-client relationship between BTT and the Company or any of its respective Affiliates or otherwise. This Section 10.12 is irrevocable, and no term hereof may be amended, waived or modified, without the prior written consent of BTT.

Section 10.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each Party will have received counterparts signed by all of the other Parties.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEEK HEALTHCARE TECHNOLOGIES, INC.

By:	/s/ Michael Navin
Name:	Michael Navin
Title:	CEO

WELLGISTICS HEALTH, INC.

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	Chief Executive Officer

WELLPEEK MERGER SUB 1, INC.

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	President

WELLPEEK MERGER SUB 2, LLC

By:	/s/ Brian Norton
Name:	Brian Norton
Title:	Manager

STOCKHOLDER REPRESENTATIVE

/s/ Michael Navin
Michael Navin

Signature Page to Agreement and Plan of Merger